Exhibit 10.10

Restricted Stock Unit Award

DATE:	«Date»	Date of Grant:	«Date of Grant»

TO:	«First Name» «Last Name»	Restricted Stock Units:	«# of Units»

Your Restricted Stock Unit Award is subject to all the terms and provisions of the Apergy Corporation (“Apergy”) 2018 Equity and Cash Incentive Plan (“Plan”), which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan. A copy of the Plan can be found on the Merrill Lynch stock plan administration website.

In addition, your Restricted Stock Unit Award is subject to the following:

1.	A Restricted Stock Unit is a bookkeeping entry on the books of Apergy. No shares of Common Stock shall be issued to you in respect of the Restricted Stock Unit Award until the restrictions have lapsed at the end of a Restricted Period. Within 30 days following the end of the Restricted Period, Apergy shall issue shares of Common Stock in your name equal to the number of Restricted Stock Units that have vested during the Restricted Period. For any Section 16 Person, Apergy shall issue shares of Common Stock for the vested Restricted Stock Units less the number of shares required to satisfy applicable tax withholding. Except as otherwise set forth in the Plan, in the event that your employment shall terminate prior to your vesting in the Restricted Stock Units, the Restricted Stock Units shall be forfeited.

2.	You shall vest in the Restricted Stock Unit Award, and all restrictions thereon shall lapse, with respect to «percent»% of your Restricted Stock Units on «Date» «Year» (or the first trading thereafter if such date is not a trading day), with respect to «percent»% of your Restricted Stock Units on «Date» «Year» (or the first trading thereafter if such date is not a trading day)[, and] with respect to «percent»% of your Restricted Stock Units on «Date» «Year» (or the first trading thereafter if such date is not a trading day) [and with respect to «percent»% of your Restricted Stock Units on «Date» «Year» (or the first trading thereafter if such date is not a trading day)], subject to the forfeiture provisions of the Plan. You must be an active employee of Apergy or an Affiliate at the end of the Restricted Period in order for your Restricted Stock Units to vest, with certain exceptions as provided in the Plan.

3.	During the Restricted Period, you shall not have any rights of a stockholder or the right to receive any dividends declared and other distributions paid with respect to the Restricted Stock Units; however, the Restricted Stock Units are granted with tandem Dividend Equivalents, as described in this Section 3. In the event that Apergy declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, you hold Restricted Stock Units granted hereunder that have not been settled, Apergy shall record the amount of such dividend in a bookkeeping account and pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record, as of such record date, of a number of shares of Common Stock equal to the number of Restricted Stock Units held by you that have not been settled as of such record date. Within 30 days after the end of the Restricted Period, you shall be paid all Dividend Equivalents with respect to the Restricted Stock Units that have vested during such Restricted Period.

4.	You do not have any voting rights with respect to Restricted Stock Units.

5.

As a condition of receiving your Restricted Stock Unit Award, you agree to be bound by the terms and conditions of any Apergy Anti-hedging, Anti-pledging or Clawback Policy that may be in effect from time to time, to the extent applicable to you. You may obtain a copy of the current version of the Anti-hedging, Anti-pledging, and any Clawback Policy adopted by Apergy on the internal website and by contacting the Director of Total Rewards.

DATE:	«Date» Restricted Stock Unit Award
TO:	«First Name» «Last Name»
PAGE:	2

The Anti-hedging and Anti-pledging Policy prohibits hedging or pledging any Apergy equity securities held by you or certain designees, whether such Apergy securities are, or have been, acquired under the Plan, another compensation plan sponsored by Apergy, or otherwise. Please review the Anti-hedging and Anti-pledging Policy to make sure you are in compliance.

6.	For Non-US Employees, your Restricted Stock Unit Award is subject to the conditions of the Addendum for Non-US Employees.

7.	Your Restricted Stock Unit Award is not transferable by you other than by will or the laws of descent and distribution and in accordance with the applicable terms and conditions of the Plan.

8.	Apergy reserves the right to amend, modify, or terminate the Plan at any time in its discretion without notice. Apergy may, in its sole discretion, amend this Restricted Stock Unit Award from time to time in any manner that is not inconsistent with the Plan; provided, however, that except as otherwise provided in the Plan or this Restricted Stock Unit Award, any such amendment that materially reduces your rights shall be effective only if it is in writing and signed by both you and an authorized officer of Apergy.

[9.	Your Restricted Stock Unit Award is subject to your execution of and compliance with the Agreement Concerning Confidential Information, Trade Secrets, Non-competition, Non-solicitation, Inventions, and Patent Rights between you and Apergy, an Affiliate or a Subsidiary (the “Confidentiality Agreement”). You acknowledge that your commitment to abide by the terms of the Confidentiality Agreement is a material inducement for Apergy to enter into your Restricted Stock Unit Award.

10.	Without limiting the remedies to which Apergy or its Affiliates may be entitled, if the Board or any committee of the Board, prior to or following the date you cease, for any reason whatsoever, to be an employee of Apergy or its Affiliates and after full consideration of the facts, find by majority vote that you have breached the Confidentiality Agreement mentioned in Section 10 or breached the non-compete provisions of Section 42 of the Plan, you shall forfeit any unvested portion of this Restricted Stock Unit Award. The decision of the Board or any committee of the Board shall be final.

11.	The provisions contained in Sections 10 and 11 are in addition to, and not in substitution of, the provisions of Section 42 of the Plan and are expressly subject to Section 42(d) of the Plan.]